Exhibit 99.4

14 August 2023

Good day,

As announced this morning in a joint press release (attached), Harmony Biosciences Holdings, Inc. (“Harmony”), a pharmaceutical company dedicated to developing and commercializing innovative therapies for patients with rare neurological diseases, has entered into a definitive agreement to acquire Zynerba Pharmaceuticals, Inc. (“Zynerba”). The acquisition is intended to support Harmony’s goal of building a diversified portfolio of innovative assets that treat rare neuropsychiatric disorders. The deal is expected to close by the fourth quarter of 2023, subject to customary closing conditions.

Your partnership has been invaluable to Zynerba. Please be assured that we will be working very closely with Harmony in the coming weeks to support the integration of the companies. We encourage you to share this exciting news with the Fragile X community and thank you again for your continued support of people with Fragile X and their families. I am happy to address any questions or concerns you have about this news and encourage you to reach out to either me or Terry Hurst.

Sincerely,

/s/ Terri Sebree
Terri Sebree
President

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this communication that do not relate to matters of historical fact should be considered forward-looking statements. These forward-looking statements, including as they relate to Harmony and Zynerba, the anticipated occurrence, manner and timing of the proposed transaction, the future development of their technologies and product candidates, including the development of and market opportunities for Zynerba’s technology and product candidates, the future value (if any) of the contingent value rights, Harmony’s strategy, and the anticipated synergies and benefits from the proposed transaction, are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Potential risks, uncertainties and other factor to be considered include, among others, that Zynerba stockholders may not tender a sufficient number of shares in the tender offer; the length of time necessary to consummate the proposed transaction may be longer than anticipated, or it may not be consummated at all; problems may arise in successfully integrating the business and technologies of Harmony and Zynerba, and Harmony may not realize the expected benefits of the proposed transaction; the proposed transaction may involve unexpected costs; the businesses may suffer as a result of uncertainty surrounding the proposed transaction, including difficulties in maintaining relationships with third parties or retaining key employees; and even if the transaction is consummated no contingent consideration may become payable. For further discussion of these and other risks and uncertainties, see Harmony’s and Zynerba’s most recent Form 10-K and Form 10-Q filings with the United States Securities and Exchange Commission (the "SEC"), including under the headings “Risk Factors.” You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document. Except as required by law, neither Harmony nor Zynerba is under any duty to update any of the information in this document.

80 W. Lancaster Avenue, Suite 300| Devon, PA 19333 | 484-581-7505 | www.zynerba.com

Additional Information And Where To Find It

In connection with the proposed acquisition, Harmony will commence a tender offer for the outstanding shares of Zynerba. The tender offer has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Zynerba, nor is it a substitute for the tender offer materials that Harmony and Xylophone Acquisition Corp. (“Purchaser”) will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Harmony and Purchaser will file tender offer materials on Schedule TO, and Zynerba will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. Holders of shares of Zynerba common stock are urged to read the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement when they become available (as each may be amended or supplemented from time to time) because they will contain important information that holders of shares of Zynerba common stock should consider before making any decision regarding tendering their shares. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Zynerba at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. In addition, these materials will be available at no charge on the Enhanced SEC Filings section of the Investor Relations page of Zynerba’s website at www.zynerba.com and by directing a request to the information agent for the tender offer, whose contact information will be set forth in the Offer to Purchase.

80 W. Lancaster Avenue, Suite 300| Devon, PA 19333 | 484-581-7505 | www.zynerba.com